Exhibit 99.1

Innovative Industrial Properties Announces Public Offering of 1,000,000 Shares of Common Stock

SAN DIEGO, CA – January 17, 2018 – Innovative Industrial Properties, Inc. (the “Company”) (NYSE: IIPR) announced today that it has commenced a public offering of 1,000,000 shares of its common stock. The Company expects to grant the underwriters a 30-day option to purchase up to an additional 150,000 shares of its common stock to cover overallotments, if any. All of the shares are being sold by the Company.

The Company intends to use the net proceeds from this offering to invest in specialized industrial real estate assets that support the regulated medical-use cannabis cultivation and processing industry that are consistent with its investment strategy, and for general corporate purposes.

Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE American:LTS), is acting as lead book-running manager. Compass Point Research & Trading, LLC and National Securities Corporation, a wholly owned subsidiary of National Holdings Corporation (NasdaqCM: NHLD), are acting as joint book-running managers for the offering.

The offering of the Company’s common stock will be made only by means of a prospectus supplement and the accompanying prospectus. Copies of the preliminary prospectus supplement, final prospectus supplement (when available) and the accompanying prospectus may be obtained by contacting Ladenburg Thalmann & Co. Inc., 277 Park Avenue, 26th Floor, New York, NY 10172, or by email at prospectus@ladenburg.com.

A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the offered securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

About Innovative Industrial Properties

Innovative Industrial Properties, Inc. is a self-advised Maryland corporation focused on the acquisition, ownership and management of specialized industrial properties leased to experienced, state-licensed operators for their regulated medical-use cannabis facilities. Innovative Industrial Properties intends to elect to be taxed as a real estate investment trust.

This press release contains statements that the Company believes to be “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than historical facts, including, without limitation, statements regarding the offering and the use of proceeds from the offering, are forward-looking statements. When used in this press release, words such as we “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe” or “should” or the negative thereof or similar terminology are generally intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Investors should not place undue reliance upon forward-looking statements. The Company disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

Catherine Hastings

Chief Financial Officer, Chief Accounting Officer and Treasurer

Innovative Industrial Properties, Inc.

(858) 997-3332